Exhibit 10.5

[Cantel Medical Corp. Letterhead]

December 18, 2006

TO:  CRAIG A. SHELDON

Dear Craig:

This letter confirms that the term of your Employment Agreement dated November 1, 2004 has been extended for a one year period ending October 31, 2008.

Please acknowledge and confirm your agreement to the extension by signing and returning a copy of this letter to Joanna Albrecht.

Sincerely,

/s/ James P. Reilly
President and CEO

ACKNOWLEDGED and CONFIRMED:

/s/ Craig A. Sheldon
Craig A. Sheldon